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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

      NOTIFICATION OF LATE FILING                              SEC FILE NUMBER
                                                               0-8588

                                                               CUSIP NUMBER
            (Check One):                                       878409 10 1

[X] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q and
         Form 10-QSB [ ] Form N-SAR

      For Period Ended:                 September 28, 1996


      [ ]   Transition Report on Form 10-K
      [ ]   Transition Report on Form 20-F
      [ ]   Transition Report on Form 11-K
      [ ]   Transition Report on Form 10-Q
      [ ]   Transition Report on Form N-SAR

      For the Transition Period Ended:





      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:




__________________________________________________________________________

Part I - Registrant Information
__________________________________________________________________________

      Full Name of Registrant:     Technical Communications Corporation


      Former Name if Applicable:


      Address of Principal Executive Office (Street and Number):







         100 Domino Drive, Concord, MA  01742-2892

            City, State and Zip Code


__________________________________________________________________________

Part II - Rules 12b-25(b) and (c)
__________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate):

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;






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[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule 12b-
25(c) has been attached if applicable.


__________________________________________________________________________

Part III - Narrative
__________________________________________________________________________


State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      The Chief Financial Officer of the registrant was unavailable to finalize the financial statements due to a death in his immediate family.


__________________________________________________________________________

Part IV - Other Information
__________________________________________________________________________

      (1) Name and telephone number of person to contact in regard to this notification:

Lawrence A. Kletter, Esquire               (617)             342-6855
(Name)                                  (Area Code)     (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes     [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report thereof?
                                                            [ ] Yes     [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      Technical Communications Corporation
                  ___________________________________________
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 27, 1996           By:   /s/ Roland S. Gerard
                                         _____________________________________
                                         Roland S. Gerard
                                         President and Chief Executive Officer